Exhibit 10.10

SUBLEASE

THIS SUBLEASE (“Sublease”), dated September 6, 2002, for reference purposes only, is entered into by and between DENDREON CORPORATION, a Delaware corporation (“Dendreon”) and CORUS PHARMA, a Delaware corporation (“Subtenant”).

RECITALS

A. Dendreon leases certain premises consisting of an industrial building containing approximately 70,647 rentable square feet, located at 3005 1st Avenue, Seattle, Washington (the “Master Premises”), pursuant to that certain Lease dated as of July 31, 1998 between ARE-3005 First Avenue, LLC, a Delaware limited liability company, as landlord (the “Master Landlord”) and Dendreon, as tenant, as amended by that certain First Amendment to Lease dated May 3, 2000 by and between Master Landlord and Dendreon, and as further amended by that certain Second Amendment to Lease dated November 1, 2000 by and between Master Landlord and Dendreon (collectively, the “Master Lease”). A copy of the Master Lease is attached hereto as Exhibit “A.” Capitalized terms used but not defined herein have the same meanings as they have in the Master Lease.

B. Dendreon desires to sublease that portion of the Master Premises consisting of approximately 2915 rentable square feet on the third floor of the Master Premises and depicted in Exhibit “B” attached hereto (the “Premises”) to Subtenant, and Subtenant desires to sublease the Premises from Dendreon, on the terms and provisions hereof.

AGREEMENT

Now, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Dendreon and Subtenant covenant and agree as follows:

1. Premises. On and subject to the terms and conditions below, Dendreon hereby leases to Subtenant, and Subtenant hereby leases from Dendreon, the Premises.

2. License. Notwithstanding anything to the contrary in the Master Lease, Subtenant shall have the non-exclusive right, in common with Dendreon and any other subtenant, to use the restrooms and large conference room located outside of the Premises and on the third floor of the Master Premises; provided that such use shall be subject to such reasonable and non-discriminatory rules and regulations as are hereafter promulgated by Dendreon in its reasonable discretion. Subtenant shall also have the non-exclusive right to use the glass-wash room, which is also located outside of the Premises and on third floor of the Master Premises; provided that, throughout the term of this Sublease, Subtenant shall pay to Dendreon the sum of Two Hundred Dollars ($200.00) per month as a fee for Subtenant’s use of the glass-wash room; and provided further that Subtenant shall use such glass-wash room only for glass-wash purposes and for no other purpose and such use shall be subject to such reasonable and non-discriminatory rules and regulations as are hereafter promulgated by Dendreon in its reasonable discretion.

3. Term. This Sublease shall commence on September 15, 2002 or such other date as Dendreon has obtained the consent of the Master Landlord to this Sublease and provided a copy of the same to Subtenant, whichever is later (the “Commencement Date”). In the event the Commencement Date is a date other than September 15, 2002, Dendreon shall provide written notice to Subtenant of the new Commencement Date (subject to the preceding sentence) and the new expiration date of this Sublease (which date shall be the date which is eighteen (18) full calendar months from the Commencement Date). This Sublease shall expire on March 15, 2004 or such other date as Dendreon shall have provided Subtenant with written notice of pursuant to the preceding sentence (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof.

4. Delivery of Possession. On the Commencement Date, Dendreon shall deliver possession of the Premises to Subtenant in broom-clean condition, together with all laboratory fixtures and equipment therein in good working order (including, without limitation, lab benches and chairs, autoclaves, baking oven, washer, chemical fume hoods, biosafety cabinets, refrigerators, freezers, incubators, pipes, vacuum, and de-ionized water distribution to the benches (collectively, the “Equipment”)), pursuant to the provisions of Section 8 of this Sublease. No rent shall accrue under this Sublease, nor shall Subtenant have any obligation to perform the covenants or observe the conditions herein contained, until the Premises and Equipment have been so delivered.

5. Rent.

(a) Rent. Subject to Section 4 of this Sublease, commencing on the Commencement Date and continuing throughout the term of this Sublease, Subtenant shall pay monthly rent (“Rent”) to Dendreon in the following amounts:

(i) Base Rent in the amount(s) of $10,323.96 (“Base Rent”), inclusive of utilities and other operating costs; provided that if Subtenant’s use of the Premises results in utility charges which are in excess of commercially reasonable levels for the Premises, Dendreon may impose and Subtenant may pay a reasonable additional charge for such excess utility charge, subject to Subtenant’s review of all documentation regarding Dendreon’s assessment of such additional charge. Such documentation shall provide that the excess utility charge is directly connected to the Premises and to Subtenant’s use of the same. If Subtenant believes, in its reasonable discretion, that the excess utility charge is not connected to the Premises or caused by Subtenant’s use of the Premises, Subtenant may dispute such excess utility charge in writing to Dendreon, given within thirty (30) days of Subtenant’s receipt of same. In the event Subtenant does dispute the excess utility charge in writing to Dendreon, Subtenant and Dendreon agree to negotiate in good faith the amount of such excess utility charge.

(ii) Parking Fees. A monthly fee for each parking stall designated for Subtenant’s use pursuant to Section 10 of this Sublease, equal to the monthly fee per parking stall payable by Dendreon pursuant to the Master Lease, as the same may be adjusted by Master Landlord from time to time (“Parking Fees”). Parking Fees as of the date of execution of this Sublease are One Hundred and Four Dollars and 19/100 cents ($104.19) per parking stall per month.

(iii) Payment of Rent. If the Commencement Date does not fall on the first day of a calendar month, Rent for the first month shall be prorated on a daily basis based upon a thirty-day month. Rent shall be payable to Dendreon in lawful money of the United States, in advance, without prior notice, demand, or offset, on or before the first day of each calendar month during the term hereof All Rent shall be paid to Dendreon at the address specified for notices to Dendreon in Section 16, below.

(b) Late Charges. Subtenant recognizes that late payment of any Rent will result in administrative expenses to Dendreon, the extent of which are extremely difficult and economically impractical to ascertain. Subtenant therefore agrees that if any Rent shall remain unpaid seven (7) days after such amounts are due, the amount of such Rent shall be increased by a late charge to be paid to Dendreon by Subtenant in an amount equal to the greater of ten percent (10%) of the amount of the delinquent Rent or One Thousand Dollars ($1,000.00).

(c) Initial Deposit of Base Rent. Upon execution of this Sublease, Subtenant shall deliver to Dendreon the sum of Seven Thousand and Eighty-Four Dollars ($7,084.00), representing the first month’s Base Rent.

(d) Rent Abatement. In the event of any casualty or condemnation affecting the Premises, Rent payable by Subtenant shall be abated hereunder, but only to the extent that Rent under the Master Lease is abated, and Subtenant waives any right to terminate this Sublease in connection with such casualty or condemnation except to the extent the Master Lease is also terminated as to the Premises or any portion thereof.

6. Security Deposit. Upon execution of this Sublease, Subtenant shall deposit with Dendreon the sum of Thirty Five Thousand Dollars ($35,000.00) as a security deposit (“Security Deposit”). If Subtenant fails to pay Rent or other charges when due (and after any applicable grace period) under this Sublease, or fails to perform any of its other obligations hereunder (after any applicable cure period), Dendreon may use or apply all or any portion of the Security Deposit for the payment of any Rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Dendreon may become obligated by reason of Subtenant’s default or breach, or for any loss or damage sustained by Dendreon as a result of Subtenant’s default or breach. If Dendreon so uses any portion of the Security Deposit, Subtenant shall restore the Security Deposit to the full amount originally deposited within five (5) days after Dendreon’s written demand. Dendreon shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. The Security Deposit, or so much thereof as had not theretofore been applied by Dendreon, shall be returned to Subtenant within sixty (60) days of the expiration or earlier termination of this Sublease, provided Subtenant has vacated the Premises.

7. Assignment and Subletting. Subtenant may not assign, sublet, transfer, pledge, hypothecate or otherwise encumber the Premises, in whole or in part, or permit the use or occupancy of the Premises by anyone other than Subtenant, unless Subtenant has obtained Dendreon’s consent thereto (which consent Dendreon may withhold in its sole discretion except as otherwise expressly provided herein) and the consent of Master Landlord as required by the Master Lease. Dendreon will not unreasonably withhold, condition or delay consent with respect to a sublease or assignment of the Premises by Subtenant to a sub-subtenant that has financial resources substantially equivalent to those of Subtenant at the time of this Sublease and that is not engaged in a cancer therapeutics business that Dendreon reasonably determines is competitive with that of Dendreon. Regardless of Dendreon’s consent, no subletting or assignment shall release Subtenant of its obligations hereunder.

8. Condition of Premises and Equipment.

(a) Subtenant has used due diligence in inspecting the Premises and agrees to accept the Premises in “as-is” condition, broom-clean and with all faults as of the date of Subtenant’s execution of this Sublease, without any representation or warranty of any kind or nature whatsoever, or any obligation on the part of Dendreon to modify, improve or otherwise prepare the Premises for Subtenant’s occupancy (except as set forth in Section 4 and subsection (b) of this Section 8); provided that, prior to Subtenant’s occupancy, Dendreon shall remove from the Premises all personal property not permanently affixed to the Premises, except for the Equipment, and shall deliver the Premises to Subtenant in broom-clean condition and the Equipment in good working order. By entry hereunder, Subtenant accepts the Premises and Equipment in their present condition and without representation or warranty of any kind by Dendreon (except as set forth in Section 4 and subsection (b) of this Section 8).

(b) Upon delivery with the Premises, all Equipment shall be in good working order. If any item of Equipment delivered with the Premises does not or ceases to function properly within twelve (12) months after the Commencement Date, or if Subtenant elects to purchase an equivalent item for Subtenant’s use in the Premises, Subtenant shall have the right to require Dendreon to remove such item of Equipment from the Premises and shall have no obligation to replace or repair such item of Equipment during the term or upon the expiration of this Sublease. If Subtenant elects to purchase and install new equipment in the Premises, such installation shall be (i) done in a commercially acceptable and workmanlike manner, (ii) in accordance with all applicable governmental requirements, (iii) in accordance with applicable provisions of the Master Lease, and (iv) subject to the consent of Dendreon and the Master Landlord, which shall not be unreasonably withheld or delayed.

9. Use. Subtenant may use the Premises only for the purposes allowed in the Master Lease, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose, without Dendreon’s prior written consent, which may be withheld in Dendreon’s reasonable discretion. Subtenant shall promptly comply with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term of this Sublease governing, affecting and regulating the Premises, including but not limited to the use thereof. Subtenant shall not use or permit the use of the Premises in a manner that will create waste or a nuisance, interfere with or disturb other tenants in the Building or violate the provisions of the Master Lease. Subtenant shall comply with Section 41.2 of the Master Lease, whereby Subtenant must furnish to Dendreon certain documents (including, without limitation, a list of Hazardous Materials present within the Premises) pertaining to Hazardous Materials. Subtenant shall be responsible for obtaining any and all governmental permits required for its storage and use of any Hazardous Materials within the Premises.

10. Parking. Subtenant shall have such the right to use two (2) of the covered parking stalls reserved for Dendreon under the Master Lease and reasonably designated from time to time by Dendreon.

11. Incorporation of Master Lease.

(a) All of the terms and provisions of the Master Lease, except as provided in subsection (b) below, are incorporated into and made a part of this Sublease and the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Premises, Dendreon being substituted for the “Landlord” in the Master Lease, and Subtenant being substituted for the “Tenant” in the Master Lease. This Sublease is in all respects subject and subordinate to the terms and conditions of the Master Lease to the extent same have been incorporated into the Sublease, and to the matters to which the Master Lease and Sublease, including any amendments thereto, are or shall be subordinate. It is further understood that where reference is made in the Master Lease to the “Demised Premises,” the same shall mean the Premises as defined herein; where reference is made to the “Term Commencement Date,” the same shall mean the Commencement Date as defined herein- and where reference is made to the “Lease,” the same shall mean this Sublease.

(b) The following Sections of the Master Lease are not incorporated herein: 1, 2, 3, 4.1, 4.2, 4.4, 4.6, 5, 7, 9, 10.1, 11, the last sentence of Section 14, 15.2, 16. 1, the last two sentences in Section 17.1, 17.10, the first four sentences of 24.1, 40, 41.5.1, 42 and 45, and Exhibits A, B and H thereto.

(c) Subtenant hereby assumes and agrees to perform for Dendreon’s benefit, during the term of this Sublease, all of Dendreon’s obligations with respect to the Premises under the Master Lease, except as otherwise provided herein. Subtenant shall not commit or permit to be committed any act or omission which violates any term or condition of the Master Lease. Except as otherwise provided herein, this Sublease shall be subject and subordinate to all of the terms of the Master Lease.

(d) Dendreon represents warrants and agrees as follows:

(i) The Master Lease attached hereto as Exhibit A is a true and complete copy of the Master Lease, and has not been amended or modified, except as shown in Exhibit A;

(ii) The Master Lease is in full force and effect and neither Dendreon, nor, to Dendreon’s knowledge, Master Landlord, is in default (as defined in the Master Lease) thereunder; and

(iii) Dendreon will deliver to Subtenant any written notice which Dendreon receives from Master Landlord under the Master Lease, which notice affects or relates to the Subleased Premises or the rights of Subtenant under this Sublease, within five (5) days of receipt thereof

12. Maintenance and Repairs. Notwithstanding anything to the contrary in the Master Lease, Dendreon shall maintain and repair the Equipment and the mechanical, electrical,

and plumbing systems (the “Systems”) within the Premises; provided that Dendreon shall have no duty to maintain and repair such Equipment or Systems to the extent (a) such Equipment or Systems are materially modified by Subtenant; and (b) such maintenance and repairs are necessitated by Subtenant’s use of the Premises, ordinary wear and tear excepted. Furthermore, Dendreon shall have no duty to maintain or repair any of the Subtenant’s alterations, additions or improvements (including without limitation any fixtures installed by Subtenant) to the Premises.

13. Right of First Refusal. Subject to the terms and conditions set forth in this paragraph, Subtenant shall have the one-time right of first refusal to lease additional space (“Additional Space”) on the third floor of the Master Premises as such space becomes available. In order to exercise such right of first refusal: (a) as of the date that Dendreon provides Subtenant with the notice triggering the right of first refusal, and as of the Commencement Date applicable to the Additional Space, there shall be no default by Subtenant under this Sublease and there shall have occurred no act or omission which, with the passage of time or the giving of notice, or both, would become a default by Subtenant under this Sublease; and (b) at no point in time prior to the Commencement Date applicable to the Additional Space shall Subtenant have assigned or subleased all or any part of the Premises to another party without the prior written consent of Dendreon and Master Landlord (if Master Landlord’s consent is required under the Master Lease). If Dendreon receives a bona fide offer to lease the Additional Space, Dendreon shall notify Subtenant in writing of the terms of such offer, including the commencement date, base rent, tenant improvements, and other basic business terms. Subtenant shall have ten (10) business days from receipt of such notice to exercise its right of first refusal. If Subtenant exercises its one-time right of first refusal to lease the Additional Space, it shall thereafter lease the Additional Space under the terms of this Sublease as supplemented by the terms set forth in Dendreon’s notice triggering the right of first refusal, as such supplemental terms may be reasonably modified by the good faith negotiation of Dendreon and Subtenant. If the Subtenant does not exercise its one-time right of first refusal within the time allotted, Dendreon may, in its sole and absolute discretion, lease the Additional Space pursuant to the bona fide offer.

14. Insurance. Subtenant shall be responsible for compliance with the insurance provisions of the Master Lease. Such insurance shall insure the performance by Subtenant of its indemnification obligations hereunder and shall name Master Landlord and Dendreon as additional insureds. All insurance required under this Sublease shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Subtenant and Dendreon before cancellation or change in the coverage, insureds or amount of any policy. Subtenant shall provide Dendreon with certificates of insurance evidencing such coverage prior to the commencement of this Sublease.

15. Default. In addition to defaults contained in the Master Lease, failure of Subtenant to make any payment of Rent when due hereunder, where such failure continues for seven (7) days after notice from Dendreon of such delinquency, shall constitute an event of default hereunder.

16. Notices. The addresses specified in the Master Lease for receipt of notices to each of the parties are deleted and replaced with the following:

To Dendreon at:	Dendreon Corporation
3005 First Avenue
Seattle, Washington, 98121
Attn: Martin A. Simonetti
Chief Financial Officer

With copy to:	McNaul Ebel Nawrot Helgren & Vance PLLC
Suite 2700
600 University Street
Seattle, WA 98101-3143
Attn: Peter Vial

To Subtenant at:	Corus Pharma
2025 1st Avenue
Suite 800
Seattle, WA 98121
Attn: Iain Duncan

With a copy to:	Orrick, Herrington & Sutcliffe, LLP
719 Second Avenue Suite 900
Seattle, WA 98104
Attn: Stephen M. Graham

17. Master Landlord’s Obligations.

(a) To the extent that the provision of any services or the performance of any maintenance or any other act respecting the Premises or Building is the responsibility of Master Landlord under the Master Lease (collectively, “Master Landlord Obligations”), upon Subtenant’s request, Dendreon shall make reasonable efforts to cause Master Landlord to perform such Master Landlord Obligations; provided that in no event shall Dendreon be liable to Subtenant for any liability, loss or damage whatsoever in the event that Master Landlord should fail to perform the same, nor shall Subtenant be entitled to withhold the payment of Rent (except to the extent provided in Section 5(d) above) or terminate this Sublease. It is expressly understood that the services and repairs constituting the Master Landlord’s Obligations, including but not limited to the maintenance of exterior walls, structural portions of the roof, foundations, walls and floors, will in fact be furnished by Master Landlord and not by Dendreon, except to the extent otherwise provided for in the Master Lease. In addition, Dendreon shall not be liable for any maintenance, restoration (following casualty or destruction) or repairs in or to the Building or Premises other than its obligation hereunder to use reasonable efforts to cause Master Landlord to perform its obligations under the Master Lease. With respect to any maintenance or repair to be performed by Master Landlord respecting the Premises, the parties expressly agree that Subtenant shall have the right to contact Master Landlord directly to cause it to so perform.

(b) Except as otherwise provided in this Sublease, Dendreon shall have no other obligations to Subtenant with respect to the Premises or the performance of the Master Landlord Obligations.

18. Early Termination of Sublease. If, without the fault of Dendreon, the Master Lease should terminate prior to the expiration of this Sublease, Dendreon shall have no liability to Subtenant on account of such termination. To the extent that the Master Lease grants Dendreon any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, or otherwise, Dendreon shall be entitled to exercise or not exercise such right in its complete and absolute discretion, so long as the exercise of any such right does not substantially impair Subtenant’s rights to lease the Premises in accordance with the terms of this Sublease.

19. Consent of Master Landlord and Dendreon. If Subtenant desires to take any action which requires the consent or approval of Dendreon pursuant to the terms of this Sublease, prior to taking such action, including, without limitation, making any alterations, then, notwithstanding anything to the contrary herein, (a) Dendreon shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease, and (b) Subtenant shall not take any such action until it obtains the consent of Dendreon and Master Landlord, as may be required under this Sublease or the Master Lease. This Sublease shall not be effective unless and until any required written consent of the Master Landlord shall have been obtained.

20. Indemnity. Subtenant shall indemnify, defend, protect, and hold Dendreon and Master Landlord harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys’ fees, damages, penalties, and expenses (collectively, “Claims”) which may be brought or made against Dendreon or which Dendreon may pay or incur to the extent caused by (i) a breach of this Sublease by Subtenant, (ii) any violation of law by Subtenant or its employees, agents, contractors or invitees (collectively, “Agents”) relating to the use or occupancy of the Premises, (iii) any act or omission by Subtenant or its Agents resulting in contamination of any part or all of the Premises by Hazardous Materials, or (iv) the negligence or willful misconduct of Subtenant or its Agents. Dendreon shall indemnify, defend, protect, and hold Subtenant harmless from and against all Claims which may be brought or made against Subtenant or which Subtenant may pay or incur to the extent caused by (a) a breach of this Sublease by Dendreon, (b) any act or omission by Dendreon or its Agents, prior to the Commencement Date, resulting in contamination of any part or all of the Premises by Hazardous Materials, or (c) the negligence or willful misconduct of Dendreon or its Agents.

21. Brokers. Each party hereto represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein, except The Staubach Company and Insignia/Kidder Matthews & Segner Inc. (“IKM”) and The Staubach Company (together, the “Brokers”). Dendreon will shall pay any and all fees and commissions owed to the Brokers in connection with the Premises in accordance with a separate written agreement. Dendreon shall pay the Brokers a real estate fee in connection with (i) any lease of Additional Space by Subtenant or (ii) any extension of the term of this Sublease or, if applicable, the lease of Additional Space, which fee shall be determined using the same formula and paid in the same manner as the fee paid in connection with the Initial Space. Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing representation and warranty.

22. Surrender of Premises. Upon the expiration or earlier termination of this Sublease, Subtenant shall surrender the Premises in the same condition as they were in on the Commencement Date, except for ordinary wear and tear or damage caused by casualty or condemnation, to the extent covered by Paragraphs 22 or 23 of the Master Lease, as incorporated herein; and except that Subtenant shall not be required to remove any alterations made by Subtenant to the Premises as to which Sublandlord and Master Landlord have agreed need not be removed. In the event Subtenant removes any such alterations or any equipment installed by Subtenant pursuant to Section 8(b) hereof, Subtenant must repair any damage caused by or occasioned as a result of such removal. In addition, Subtenant shall perform or cause to be performed any cleaning of the Premises that is reasonable and customary for Subtenant’s use of Premises.

23. No Third Party Rights. The benefit of the provisions of this Sublease is expressly limited to Dendreon and Subtenant and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.

24. Counterparts. This Sublease may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first written above.

DENDREON:		SUBTENANT:

Dendreon Corporation, a Delaware corporation		Corus Pharma, a Delaware corporation

By:	/s/ Martin A. Simonetti	By:	/s/ Alan B. Montgomery
Name:	Martin A. Simonetti	Name:	Alan B. Montgomery
Its:	CFO	Its:	CEO

STATE OF WASHINGTON	)
)
COUNTY OF KING	)

Personally appeared before me, a Notary Public in and for the above County and State, known personally by me and acknowledged by me to be on the date of execution, Martin A. Simonetti the CFO of Dendreon Corporation, a Delaware corporation and he/she executed the foregoing for and on behalf of said corporation.

Witnessed by hand and this notary seal, this 9th day of September 2002.

[Stamp of Notary]	/s/ Gloria M. Teves
Notary Public and for the State and County aforesaid My commission expires: 10/27/04

STATE OF WASHINGTON	)
)
COUNTY OF KING	)

Personally appeared before me, a Notary Public in and for the above County and State, known personally by me and acknowledged by me to be on the date of execution, Alan B. Montgomery the CEO of Corus Pharma, Inc., a Delaware corporation and he/she executed the foregoing for and on behalf of said corporation.

Witnessed by hand and this notary seal, this 6th day of September 2002.

[Stamp of Notary]	/s/ William C. Neil
Notary Public and for the State and County aforesaid My commission expires: 1/18/05

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